Exhibit 99.2

ITEM 1A.                    RISK FACTORS

In addition to risk and uncertainties in the ordinary course of business that are common to all businesses, important factors that are specific to our industry and our company could materially impact our future performance and results. We have provided below a list of these risk factors that should be reviewed when considering our business and securities. These are not all the risks we face, and other factors currently considered immaterial or unknown to us may impact our future operations.

Material Changes in Business Condition

Our financial condition has deteriorated during 2009.  Over the last several months, we have been evaluating several alternatives related to strategic positioning of the company, including the potential sale or joint venture of Buckeye Industrial Mining Co. (“Buckeye”), which is not strategic to the further development of our GreenCert and K-Fuel technologies.  Through October 28, 2009, the Company has not entered into a definitive agreement to sell Buckeye.  While the Company has investigated a number of financing alternatives, they have not yet obtained sufficient additional financing.  Recently the Company completed a financing deal totaling $7.0 million resulting in net proceeds of $5.0 million. However, the Company continues to require additional capital.

As a result of the preceding, the Company is in immediate need of capital.  We are evaluating restructuring and capital raising alternatives but have not yet entered into any definitive agreements or commitments to provide such capital.  Without an immediate influx of capital, the Company will not be able to pursue its business plan and may not be able to remain a going concern.

Business Risks

We have a history of losses, deficits, and negative operating cash flows and will likely continue to incur losses in the future. Such losses may impair our ability to pursue our business plan and our independent registered public accounting firm has expressed substantial doubt over our ability to continue as a going concern.

We may incur operating losses and continued negative cash flows from operations for the foreseeable future. We have made, and will continue to make, substantial capital and other expenditures before we will have sufficient operating income and cash flow to recover all of our investments. We are not able to accurately estimate when, if ever, our cash flows from operating activities will increase sufficiently to cover these investments. Further, we may not achieve or maintain profitability or generate cash from operations in future periods. Our working capital (the amount by which our current assets exceed our current liabilities), accumulated deficit, net loss and cash (used in) provided by operating activities are as follows:

	December 31,
	2008	2007	2006
	(in thousands)
Working capital	$2,263	$45,580	$79,156
Accumulated deficit	(473,303)	(408,073)	(203,397)
Net loss	(65,230)	(204,676)	(51,527)
Cash used in operating activities	$(36,263)	$(51,581)	$(30,435)

We have substantial capital requirements and, as a result, we have been, and continue to be, dependent on financing activities or sales of our equity securities to fund our operating costs. The inability to raise funds through traditional financing means or sale of our equity securities may require us to sell assets to fund our operating costs.

As a result of negative cash flows from operations, we have been, and continue to be, dependent on financing activities and sales of our equity securities to fund the operating and substantial capital costs associated with our business. Our need for additional capital may further increase as we continue to pursue our vertical integration strategy. Our success is dependent on our ability to utilize existing resources and to generate sufficient cash flows to meet our obligations on a timely basis, to obtain financing or refinancing as may be required, to attain profitability, or a combination thereof. The continued credit crisis and related turmoil in the global financial system has had, and may continue to have, an impact on our business and our financial condition. In addition, the global financial crisis may present significant challenges for us if conditions in the financial markets do not improve or continue to worsen.  We have limited ability to access traditional bank loan financing in the current market conditions.  Further, our ability to access capital markets, for example, may be severely restricted at times when we need adequate funding to pay our existing indebtedness, pursue our business strategy, respond to changing business and economic conditions and competitive pressures, absorb negative operating results and fund our continuing operations, capital expenditures or increased working capital requirements. We may also need to sell assets to fund our operating costs to the extent that we are unable to raise adequate funds in the capital markets. Given the global recession, we may not be able to sell assets on favorable terms or at all.

We have a limited operating history as an energy solutions company, and our business and prospects should be considered in light of the risks and difficulties typically encountered by a company with a limited operating history.

You should consider our business and prospects in light of the risks and difficulties typically encountered by a company with a limited operating history. The specific risks include whether we will be able to:

•                  enter into agreements for the purpose of building K-Direct and K-Fuel plants or licensing that technology;

•                  enter into agreements to measure, quantify certify and verify carbon dioxide emissions or to license our C-Lock technology;

•                  enter into or maintain strategic partnerships with vendors and other parties to maximize our K-Fuel and C-Lock technologies;

•                  raise additional capital;

•                  accurately assess potential markets and effectively respond to competitive developments;

•                  attract and retain customers for product sales;

•                  attract and retain credit-worthy customers;

•                  effectively manage expanding operations;

•                  successfully market our products;

•                  economically transport coal to and from processing facilities;

•                  execute our business strategy; and

•                  attract and retain key personnel.

We may not be successful in addressing these and other risks. As a result, our financial condition, results of operations and cash flows may be adversely affected.

We rely on key personnel and if we are unable to retain or attract qualified personnel, we may not be able to execute our business plan.

Our success is currently dependent on the performance of a small group of senior managers, key technical personnel and independent contractors that have a wide range of technical experience and expertise. For K-Fuel, this experience and expertise includes coal refining, coal thermal upgrading, thermal processing, coal gasification, coal liquification and general plant operations, For C-Lock this expertise includes carbon measurement, carbon emission modeling, power generation, carbon sequestration and nitrogen oxides and sulfur dioxide reduction analysis. Lastly, our Buckeye senior management team averages 30 years of experience in the coal industry, which includes developing low-cost mining operations and maintaining strong customer relationships. In addition, our business strategy will require us to attract and retain a substantially greater number of qualified personnel and/or hire additional contractors in these key areas. The inability to retain key managerial and technical personnel or attract and retain additional highly qualified managerial or technical personnel in the future could harm our business or financial condition.

Our acquisition activities may not be successful.

As part of our vertical integration business strategy, we may make acquisitions of businesses and properties. However, suitable acquisition candidates may not be available on terms and conditions we find acceptable. Further, acquisitions pose substantial risks to our financial condition, results of operations and cash flows. In pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Even if future acquisitions are completed, the following are some of the risks associated with acquisitions:

•                  the acquired businesses or properties may not produce revenues, earnings or cash flow at anticipated levels;

•                  we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;

•                  acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures;

•                  we may finance future acquisitions by issuing common stock for some or all of the purchase price, which could dilute the ownership interests of our stockholders; and

•                  we may incur additional debt related to future acquisitions.

Competition from other companies in the clean coal, alternative fuel and emission-reducing equipment industries, including competition resulting from deregulation in the United States power industry, could adversely affect our competitive position.

Competition in the clean coal, alternative fuel and emission-reducing equipment industries could impact our ability to generate revenue from our K-Fuel process. Many of these companies in the clean coal, alternative fuel technology and emission-reducing equipment industries have financial resources greater than ours. Providers of alternative or competing technologies in these industries may be subject to less regulation, or alternatively, may enjoy subsidies that provide them with increased financial strength, or make their products or services more attractive to energy consumers. Due to any of these competitive advantages, our existing and future competitors may be able to offer products more competitively priced and more widely available than ours. These companies also may have the resources to create new technologies and products that could make our process and products obsolete. Our future revenues may depend on our ability to address competition in these industries. In addition, deregulation in the United States power generating industry may result in increased competition from other producers of energy-efficient coal products, other clean fuel sources, and other products, services and technologies designed to provide environmental and operating cost benefits similar to those which we believe are available from our K-Fuel refined coal.

Competition from other companies that have developed or may develop other systems that measure greenhouse gases and certify carbon credits, could adversely affect our competitive position. Further, competition could increase depending upon the level of regulation ultimately enacted in the United States and international markets, which could further adversely affect our competitive position.

While we believe we have developed the only science-based method to accurately measure greenhouses gas emissions, other companies have developed less costly methodologies to measure these emissions. In addition, a number of companies are developing carbon measurement alternatives and many of these companies have greater resources than ours. Carbon measurement regulation, in both the United States and internationally, is evolving and there is no clear consensus on how carbon emissions should be measured. While we believe that our measurement tool is the most accurate tool because it is scientifically based, regulations could be enacted allowing for less precise and therefore, less costly methodologies to be applied. Further, there is a risk that our C-Lock technology will not be accepted by regulators and customers even though we believe it is compliant. Future revenues will be dependent upon our ability to identify and adapt to our competition and the changing regulatory environment.

Overseas development of our K-Fuel and C-Lock businesses is subject to international risks, which could adversely affect our ability to license, construct overseas plants or profitably operate our businesses overseas.

We believe a portion of the growth opportunity for our businesses lie outside the United States. Doing business in foreign countries may expose us to many risks that are not present domestically. We lack significant experience dealing with such risks, including political, military, privatization, technology piracy, currency exchange and repatriation risks, and higher credit risks associated with customers. In addition, it may be more difficult for us to enforce legal obligations in foreign countries, and we may be at a disadvantage in any legal proceeding within the local jurisdiction. Local laws may also limit our ability to hold a majority interest in the projects that we develop.

If the national and world-wide financial crisis continues or intensifies it could adversely impact demand for our technology and products.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for our technology or products, increased incidence of customers’ inability to pay their accounts, or insolvency of our customers, any of which could adversely affect our results of operations, liquidity, cash flows, and financial condition.

Our inability to adequately protect and defend our proprietary K-Fuel and C-Lock processes could harm our business, increase our costs and decrease sales of our products and services.

Our success depends upon our proprietary processes. We rely on a combination of patent, trademark and trade secret rights to establish and protect our proprietary rights. We currently have a series of patents and patent applications on our K-Fuel process and our C-Lock technology. However, competitors may successfully challenge the validity or scope of one or more of our patents, or any future patents. These patents alone may not provide us with any significant competitive advantage. Further, while our most recently issued K-Fuel patent protection covers what we believe are the unique aspects of our K-Fuel process as it is currently conducted, not all of the claims we filed were allowed. An additional patent application has been filed to address the examiner’s comments and we expect some of the revised claims to be allowed. While we continue our efforts regarding these claims there can be no assurance that we will be able to obtain patent protection in the United States or abroad to protect these or any other aspects of our intellectual property, or that, in the absence of any such patent protection, that the combination of additional methods that we currently employ to maintain the confidentiality of our processes will adequately safeguard our proprietary processes and information. If our intellectual property is not adequately protected, this may have a material adverse impact on our financial condition, results of operations, cash flows and future prospects.

Third parties could copy or otherwise obtain and use our technologies without authorization or develop similar technologies independently. The protection of our proprietary rights may be inadequate and our competitors could independently develop similar technology, duplicate our solutions, or design around any patents or other intellectual property rights we hold.

Any actions taken by us to enforce our patents or other property rights could result in significant expense as well as the diversion of management time and resources. In addition, detecting infringement and misappropriation of patents or intellectual property can be difficult, and there can be no assurance that we would detect any infringement or misappropriation of our proprietary rights. Even if we are able to detect infringement or misappropriation of our proprietary rights, litigation to enforce our rights could cause us to divert significant financial and human resources from our business operations, and may not ultimately be successful. If we are required to divert significant resources and time to the enforcement of our proprietary rights, even if the enforcement is successful, our business could be materially adversely affected.

Our success will depend on our ability to operate without infringing on or misappropriating the proprietary rights of others.

We may be sued for infringing or misappropriating the proprietary rights of others. Intellectual property litigation is costly, and, even if we prevail, the cost of such litigation could adversely affect our business. In addition, litigation is time consuming and could divert management attention and resources away from our business. If we do not prevail in any litigation, we could be required to stop the infringing activity and/or pay substantial damages. Under some circumstances, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder.

If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of our products or processes, we may be prevented from manufacturing or marketing our infringing product in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Any required license might not be available to us on acceptable terms, or at all. Some licenses may be non-exclusive, and therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent, we may be unable to market future products, which could have a material adverse effect on our business.

Risks Relating to Our Debt, Our Common Stock and Other Risks.

Our debt obligations may affect our business, operating results and financial condition.

We have a significant amount of debt, especially given our limited cash flow from operations. In July 2007, we issued $95.0 million long-term debt due August 1, 2012, (“2007 Notes”), of which $27.9 million is outstanding as of December 31, 2008. On March 20, 2009, we executed a note purchase agreement that will allow us to sell $15 million in aggregate principal amount of 10% Senior Secured Promissory Notes due December 20, 2009 (the “2009 Notes” and together with the 2007 Notes, the “Notes”) in three $5 million tranches. The first $5 million tranche was funded on March 20, 2009.  Debt service obligations from the Notes could adversely affect us in a number of ways, including by:

•                  limiting our ability to obtain in the future, if needed, financing for working capital, capital expenditures, debt service requirements or other corporate purposes;

•                  limiting our flexibility in implementing our business strategy and in planning for, or reacting to, changes in our business;

•                  placing us at a competitive disadvantage relative to any of our competitors who have lower levels of debt;

•                  decreasing our debt ratings and increasing our cost of borrowed funds;

•                  making us more vulnerable to a downturn in our business or the economy generally;

•                  subjecting us to the risk of being forced to refinance at higher interest rates these amounts when due; and

•                  requiring us to use a substantial portion of our cash to pay principal and interest on our debt instead of contributing those funds to other purposes such as working capital, capital expenditures or other corporate purposes.

In addition, our ability to generate cash flow from operations sufficient to make scheduled payments on our debts as they become due will depend on our future performance, our ability to successfully implement our business strategy and our ability to obtain other financing, which may be influenced by economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our ability to pay principal and interest on outstanding indebtedness depends upon our receipt of dividends or other intercompany transfers from our subsidiaries, and claims of creditors of our subsidiaries that do not guarantee our indebtedness will have priority over claims you may have as for our guaranteed indebtedness with respect to the assets and earnings of those subsidiaries.

We are a holding company and substantially all of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of our indebtedness when due, and other obligations. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations in the United States and abroad and agreements made by us and our subsidiaries, including under the terms of our existing and potentially future indebtedness. In addition, claims of creditors, including trade creditors, of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, except to the extent the claims of our creditors are guaranteed by these subsidiaries. In the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of such indebtedness will not receive any amounts from our non-guarantor subsidiaries with respect to such indebtedness until after the payment in full of the claims of the creditors of those subsidiaries. Furthermore, if there was default on the 2009 Notes, Buckeye would not be permitted to make cash dividends, dividends or other transfers.

We may not have the ability to repurchase the 2007 Notes for cash upon the occurrence of a fundamental change as required by the Indenture governing the 2007 Notes or to make payments upon major transactions as required by the 2009 Notes.

Holders of our 2007 Notes will have the right to require us to repurchase the notes for cash upon the occurrence of a fundamental change, which would include, among other things, the failure of our common stock to be listed on the NYSE Arca or another national securities exchange or quoted on an established automated over-the-counter trading market. In addition, the 2009 Notes require that, upon the holder’s request, we pay all amounts outstanding with certain exit fees upon a major transaction, which generally includes transactions such as mergers, business combinations, sales of more than 50% of the Company’s assets and other change of control transactions. We may not have sufficient funds to repurchase the 2007 Notes or repay the 2009 Notes or have the ability to arrange necessary financing on acceptable terms. Our ability to repurchase the 2007 Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the 2007 Notes or repay the 2009 Notes when required would result in an event of default with respect to the Notes and could result in the acceleration of the maturity of our then-existing indebtedness. This repurchase right may actually have the effect of making us a less attractive candidate for a fundamental change transaction.

Conversion of the Notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their Notes.

To the extent we deliver common stock upon conversion of the Notes, the ownership interests of existing stockholders may be diluted. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the anticipated conversion of the Notes into shares of our common stock could depress the price of our common stock.

We may not be able to refinance the Notes if required or if we so desire.

We may need or desire to refinance all or a portion of the Notes or any other future indebtedness that we incur on or before the maturity of the Notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

We may be unable to deduct for tax purposes the interest or original issue discount, if any, paid or accrued on the Notes.

No deduction is allowed for U.S. federal income tax purposes for interest paid on a disqualified debt instrument. A disqualified debt instrument generally includes any indebtedness of a corporation which is payable in equity of the issuer. Although we believe and intend to take the position that the Notes are not disqualified debt instruments, the Notes may be treated as disqualified debt instruments, and we may be prohibited from deducting the interest due on the Notes. Consequently, we may have less cash available with which to satisfy our obligations.

Our common stock could be delisted from the NYSE Arca if we do not comply with its continued listing standards.

On October 2, 2009, we were notified by NYSE Arca, Inc. (“NYSE Arca”) that we are not in compliance with NYSE Arca’s continued listing standard under Rule 5.5(b)(2) of the NYSE Arca Equities Rules. The standard requires that a listed common stock must maintain an average closing price in excess of $1.00 over a consecutive 30 trading-day period. We have six months from the receipt of the notice to regain compliance with the NYSE Arca price condition, or we may be subject to suspension and delisting procedures. Subject to NYSE Arca rules, during the six-month cure period, our common stock will continue to be listed, and trade on NYSE Arca. At the end of the six-month period, we will be in compliance if we have at least a $1.00 share price and have maintained a $1.00 average closing share price over the preceding 30 consecutive trading days. We are currently exploring alternatives for curing the deficiency and restoring compliance with NYSE Arca’s continued listing standard. However, if our stock is delisted, it could reduce the liquidity of an investment in our common stock and also make it more difficult for us to raise capital in the future. In addition, efforts to maintain our listing on the NYSE Arca may result in the incurrence of costs that could be material in any given period.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the shares of our common stock issuable upon conversion of the notes when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market in general, and prices for companies in our industry in particular, have experienced volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Because the notes are convertible into shares of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of our notes. Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants because the conversion of the notes could depress the price of our common stock. Additionally, lack of positive performance in our stock price may adversely affect our ability to retain key employees.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the notes, our common stock, or both.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the notes, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes. The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the notes.

Our stock price continues to be volatile, and your investment in our common stock could suffer a decline in value.

An investment in our common stock is risky, and stockholders could suffer significant losses and wide fluctuations in the market value of their investment. The market price of our common stock has been extremely volatile during 2008; our stock price has declined approximately 92%. During 2008, the sale prices of our common stock on the NYSE Arca ranged from a low of $0.23 to a high of $2.75. We expect our common stock to continue to be subject to fluctuations. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Volatility in the market price of shares may prevent investors from being able to sell their shares of common stock at prices they view as attractive. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of the Company or limit the price investors might be wiling to pay for our stock, which could adversely affect the performance of our stock.

We have adopted a stockholder rights plan, commonly known as a “poison pill,” under which each stockholder of the Company holds one share purchase right, which we refer to as a Right, for each share of Company common stock held. The Rights become exercisable upon the occurrence of certain events and may make the acquisition of our Company more difficult and expensive. In addition our certificate of incorporation, and Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. The stockholder rights plan, provisions of our certificate of incorporation, and Delaware law are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial conditions, current and anticipated cash needs and plans for expansion.

The 2009 Notes contain restrictive covenants that limit our operational flexibility.

The 2009 Notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These covenants include restrictions on:

•                  Buckeye incurring additional debt;

•                  upon a default, receiving dividends from Buckeye or allowing us to pay dividends on or make distributions in respect of our capital stock;

•                  create liens on certain assets to secure debt; and

•                  sell certain assets.

Our failure to comply with these restrictions could lead to a default under the 2009 Notes.

K-Fuel Process Risks

We faced technical and operational issues at our Fort Union plant prior to suspending operations at the plant. These technical and operational problems may adversely impact our ability to operate or develop future K-Fuel or K-Direct facilities, resulting in delays in achieving full scale commercial production of our K-Fuel refined coal.

Research and development is an iterative process and our K-Fuel process has been evolving for approximately 25 years with the most recent material modification being the integration of the Lurgi (pty) Ltd. proprietary coal processing equipment with our patented technology, which started in 2003.

Our Fort Union plant was a third generation facility developed for this purpose. The first facility was a research and development plant that currently serves as our research laboratory. The second facility was a commercial demonstration plant that we constructed with a joint venture partner and commenced operations in 1998. In June 1999, our joint venture partner suspended production at the plant due to its strategic restructuring. Thereafter, we sold our interest in the plant to our joint venture partner and in September 2002, the major equipment at the plant was purchased by a third party and removed from the site. As part of the continued development of the K-Fuel process, we analyzed the operations of this plant and some of the problems that we encountered with respect to operations and product quality and made modifications to the K-Fuel process that we believe addressed these issues. We built upon this knowledge base in designing and constructing the Fort Union plant.

While redesigned equipment and systems tested at the Fort Union plant showed positive results, we faced technical and operational problems in attempting to achieve commercial production of K-Fuel and decided to suspend operations at the plant in March 2008 so that we would dedicate our limited capital and human resources to building new plants built around the enhanced design and systems tested at the Fort Union plant. Problems we encountered included cost overruns, delays, technical issues, availability of workers and contractors, and weather. We may encounter similar problems at any future facilities we are able to build. Additionally, any future facilities may encounter the following additional problems:

•                  unforeseen construction problems and limited availability of raw material or fabrication capability;

•                  unforeseen problems not previously encountered at our Fort Union plant; and

•                  current and future K-Fuel products may not meet the technical specifications required by our customers or other customer requirements.

Our ability to effectively operate and develop K-Fuel and K-Direct facilities may be harmed to the extent these and other technical or operational problems materialize. Should we be unable to effectively operate and develop K-Fuel or K-Direct facilities, our ability to generate revenues and profits from our existing operations as well as the potential for future facilities and future licensing opportunities may be negatively impacted. In particular, because we were unable to consistently operate our Fort Union plant for sustained periods of time to produce commercial quantities of K-Fuel refined coal, it will likely be more difficult for us to enter into arrangements with customers for their regular purchase of K-Fuel refined coal at future facilities or for us to finance the construction of additional K-Fuel and K-Direct facilities.

We do not know if K-Fuel refined coal is commercially viable.

While our Fort Union plant previously produced limited amounts of K-Fuel refined coal, we do not know whether K-Fuel refined coal can be produced and sold on a commercial basis in a cost effective manner after taking into account the cost of the feedstock, our production costs and the cost of transportation. As our Fort Union plant was not able to achieve full scale commercial production, we have not yet developed an efficient cost structure. We are currently using the knowledge base developed at our Fort Union plant to understand our pricing and costs, as well as the qualities of the product when used in K-Fuel test burns, and intend to leverage this knowledge base when constructing any additional K-Fuel plants or any K-Direct plants. We experienced technical problems with respect to the K-Fuel refined coal produced at our Fort Union plant, including coal dusting. If we fail to adequately address these technical problems to the extent they occur at future K-Fuel or K-Direct facilities, or any other unforeseen problems that may occur in the future, it could make K-Fuel refined coal more expensive to transport and store, and therefore more expensive to burn. Failure to address both known and unforeseen technical challenges of K-Fuel refined coal, obtain feedstock in sufficient quantity and at acceptable prices and to arrange for transportation services at reasonable prices, may materially and adversely affect our business, results of operations and financial condition.

Construction of future K-Fuel or K-Direct facilities will require substantial lead time and significant additional financing.

We do not currently have any definitive contracts to construct additional K-Fuel facilities or K-Direct facilities. To the extent that we identify appropriate sites for future K-Fuel plants or agree with utilities or other businesses to construct K-Direct facilities, we will then be required to begin a lengthy permitting and construction process. We estimate that it could take at least six months or longer to obtain necessary permits and approvals and that, depending on local circumstances, the required time could be much longer. Thereafter, construction of a facility with a capacity of approximately 1.5 million tons of K-Fuel refined coal per year, which is approximately twice the size of our Fort Union plant, would take an estimated further period of 18 to 24 months. Thus, we would not expect to obtain any revenues from any such facilities before at least 2011.

Prior to suspending operations at our Fort Union plant in March 2008, we estimate that we spent approximately $110 million in constructing our Fort Union plant. We estimate that the cost of constructing additional facilities, such as a 1.5 million ton per year facility, could be greater depending on additional variables, including site location, material handling equipment and design, seismic zones, labor issues, and weather and climate conditions. Such variables could potentially increase costs. We would be required to obtain substantial amounts of financing to undertake any such project and there can be no assurance that such financing would be available to us. Inability to construct additional facilities to produce K-Fuel, or to finance the construction thereof on acceptable terms, will adversely affect our financial condition.

Any negative results from the continuing evaluation of K-Fuel refined coal produced at future facility sites by us or third parties could have a material adverse effect on the marketability of K-Fuel refined coal and future prospects.

Although we have suspended operations at our Fort Union plant, we and certain third parties are continuing to evaluate the attributes of K-Fuel refined coal previously produced at our Fort Union plant and that is produced in our laboratories. There can be no assurance that these evaluations will result in positive findings concerning the moisture content, heat value, emission-levels, burn qualities or other aspects of our K-Fuel refined coal. Furthermore, even if current evaluations indicate that our K-Fuel refined coal performs to design specifications, there can be no assurance that later tests will confirm these current results or that our K-Fuel refined coal will be readily accepted by the market. The process of introducing our K-Fuel refined coal into the market may be further delayed if these test results are negative or if potential customers conduct their own tests of the K-Fuel refined coal to determine whether it meets their individual requirements and the results are not acceptable. Substantially all of our evaluations of K-Fuel refined coal at our Fort Union plant used Powder River Basin low-grade coal as the feedstock and we conducted only limited tests of the K-Fuel process at Fort Union using other feedstocks. However, we have conducted numerous tests of the K-Fuel process using other feedstocks in laboratories. The ability to use feedstocks from other locations in the United States or overseas will depend on the results of future tests on different types of coal. If these tests limit the range of viable low-grade coal feedstocks for use in the K-Fuel process, site locations for future K-Fuel or K-Direct plants may be limited and the commercial appeal of the process may be less than anticipated. If this continuing process of evaluation and market introduction results in negative findings concerning the K-Fuel process, this could have a material adverse effect on the marketability of K-Fuel refined coal and on our financial condition, results of operations and future prospects.

Due to the uncertain market for, and commercial acceptance of, our K-Fuel refined coal, we may not be able to realize significant revenues from the sale of K-Fuel refined coal.

While we believe that a commercial market is developing both domestically and internationally for cleaner coal products such as K-Fuel refined coal, we may face the following risks due to the developing market for our cleaner coal technology:

•                  limited pricing information;

•                  changes in the price differential between low- and high-Btu coal;

•                  unknown costs and methods of transportation to bring K-Fuel refined coal to market;

•                  alternative fuel supplies available at a lower price;

•                  the cost and availability of emissions-reducing equipment and other technologies that may be more desirable than the K-Fuel refined coal;

•                  potential future declines in energy prices which would make K-Fuel refined coal less attractive economically;

•                  the market viability of K-Fuel refined coal based on a decline in energy prices; and

•                  sufficient market interest for us to continue in business.

If we are unable to develop markets for our K-Fuel refined coal, our ability to generate revenues and profits may be negatively impacted.

If we are unable to construct and commercialize K-Fuel production plants, our ability to generate profits from this process will be impaired.

Our future success will be adversely affected if we can not locate, develop and construct future commercial K-Fuel production plants and operate them at a profit. Prior to suspending operations at our Fort Union plant, we were not able to achieve commercial production. A number of different variables, risks and uncertainties affect our successful construction of future K-Fuel production plants and our ability to operate such plants at a profit including:

•                  the complex, lengthy and costly regulatory permit and approval process;

•                  local opposition to development of projects, which can increase cost and delay timelines;

•                  increases in construction costs such as for contractors, workers and raw materials;

•                  transportation costs and availability of transportation;

•                  our inability to acquire adequate amounts of low rank feedstock coal at forecasted prices to meet our projected goals;

•                  engineering, operational and technical difficulties, as discussed above;

•                  possible price fluctuations of low-Btu coal, which could impact K-Fuel refined coal’s profitability; and

•                  expenditures related to researching and investigating future K-Fuel production sites, which we may not be able to recover.

If we are unable to successfully address these risks, our results from operations, financial condition and cash flows may be adversely affected.

Regulation of the K-Fuel process and K-Fuel refined coal may adversely affect our financial condition and results of operations and cash flows.

Our K-Fuel refined coal is currently subject to federal, state, local, and foreign laws and regulations. In addition, as products and commercial applications are introduced into the market, governments may impose new regulations which may increase our costs and price of our product. If the cost of compliance with applicable laws and regulations increases past that forecasted, our ability to profitably market and sell K-Fuel refined coal may be jeopardized.

Compliance with environmental laws and regulations may increase our costs and reduce our future sales.

Our operations are subject to stringent and complex federal, state and local environmental laws and regulations. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liabilities for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products into the environment.

Future changes in the law may adversely affect our ability to sell our products and services.

A significant factor in expanding the potential U.S. market for K-Fuel refined coal is the numerous federal, state and local environmental regulations, which provide various air emission requirements for power generating facilities and industrial coal users. We believe that the use of clean-burning fuel technologies, like K-Fuel refined coal, will help utility companies comply with the air emission regulations and limitations. We are unable to predict future regulatory changes and their impact on the demand for our products. While more stringent laws and regulations, including mercury emission standards, limits on sulfur dioxide emissions and nitrogen oxide emissions, may increase demand for our products, such regulations may result in reduced coal use and increased reliance on alternative fuel sources. Similarly, amendments to the numerous federal and state environmental regulations that relax emission limitations would have a material adverse effect on our prospects.

C-Lock Technology Risks

We do not know if our C-Lock technology is commercially viable. Further, due to the uncertain market for, and commercial acceptance of our C-Lock technology, we may not be able to realize significant revenues from this technology.

Our C-Lock technology is in an evolving market and as a result we do not know whether our C-Lock technology will be accepted by customers to measure greenhouse gas emissions and certify carbon credits in a cost effective manner. While we believe that a commercial market is developing both domestically and internationally for measuring greenhouse gasses and certifying carbon credits, we may face the following risks due to the developing market for our technology:

•                  limited pricing information;

•                  alternative methodologies are available at a lower price; and

•                  sufficient market interest for us to continue in business.

If we are unable to develop markets for our C-Lock technology, our ability to generate revenues and profits may be negatively impacted.

Future changes in the law may adversely affect our ability to sell products and services based on our C-Lock Technology.

A significant factor in expanding the potential market for the measurement of greenhouse gases and certification of carbon credits is the continuation and expansion of emissions regulations both in the U.S. and internationally. We are unable to predict future regulatory changes and their impact on the demand for our products. While more stringent laws and regulations may increase demand for our products, such regulations may result in reduced reliance on various sources of emissions, including coal fired power plants, or increased reliance on alternative energy sources, which do not result in the emission of greenhouse gases. Similarly, amendments to the numerous federal and state environmental regulations that relax emission limitations would have a material adverse effect on our prospects.

Coal Mining Risks

Certain conditions and events beyond our control could negatively impact our coal mining operations, our production or our operating costs.

We mine coal at underground and surface mining operations. Certain factors beyond our control, including those listed below, could disrupt our coal mining operations, reduce our production or increase our operating costs:

•                  delays and difficulties in acquiring, maintaining or renewing necessary permits or mining or surface rights;

•                  changes or variations in geological conditions, such as the thickness of the coal deposits and the amount of rock embedded in or overlying the coal deposit;

•                  mining and processing equipment failures and unexpected maintenance problems;

•                  interruptions due to transportation delays;

•                  adverse weather and natural disasters, such as heavy rains or snow and flooding;

•                  shortage of qualified labor;

•                  unexpected or accidental surface subsidence from underground mining;

•                  accidental mine water discharges, fires, explosions or similar mining accidents; and

•                  regulatory issues involving the plugging of and mining through oil and gas wells that penetrate the coal seams we mine.

If any of these conditions or events occurs at our Buckeye operations, our coal mining operations may be disrupted, we could experience a delay or halt of production or our operating costs could increase significantly. In addition, if our insurance coverage is limited or excludes certain of these conditions or events, then we may not be able to recover any of the losses we may incur as a result of such conditions or events, some of which may be substantial.

The substantial or extended decline in coal prices has negatively affected our revenues and the value of our coal reserves.

Revenues from our Buckeye operations and the value of our coal reserves depend upon the prices we receive for our coal. In turn, the prices we receive for our coal depend upon factors beyond our control, including the following:

•                  the supply of and demand for domestic and foreign coal;

•                  the demand for electricity and steel;

•                  domestic and foreign governmental regulations and taxes, including those establishing air emission standards for coal-fueled power plants;

•                  regulatory, administrative and judicial decisions, including those affecting future mining permits;

•                  the proximity, capacity and cost of transportation facilities;

•                  the availability and price of alternative fuels, such as natural gas, and alternative energy sources, such as hydroelectric, wind and solar power;

•                  technological developments, including those intended to convert coal to liquid or gas and those aimed at capturing and sequestering carbon; and

•                  the effects of worldwide energy conservation measures.

Declines in the prices we receive for our coal could adversely affect our revenues and the value of our coal reserves.

Increases in the costs of mining and other industrial supplies, including steel-based supplies and diesel fuel, or the inability to obtain a sufficient quantity of those supplies, could negatively affect our operating costs or disrupt or delay our production.

Our coal mining operations use significant amounts of steel, diesel fuel, and other mining and industrial supplies. The costs of roof bolts we use in our underground mining operations depend on the price of scrap steel. We also use significant amounts of diesel fuel for the trucks and other heavy machinery we use at our Buckeye operations. If the prices of mining and other industrial supplies, particularly steel-based supplies and diesel fuel, increase, our operating costs could be negatively affected. In addition, if we are unable to procure these supplies, our coal mining operations may be disrupted or we could experience a delay or halt in our production.

Our inability to acquire additional coal reserves or our inability to develop coal reserves in an economically feasible manner may adversely affect our business.

As we mine, we deplete our coal reserves. As a result, our ability to produce coal in the future depends, in part, on our ability to acquire additional coal reserves. We may not be able to obtain replacement reserves when we require them. If available, replacement reserves may not be available at favorable prices, or we may not be capable of mining those reserves at costs that are comparable with our existing coal reserves. Our ability to obtain coal reserves in the future could also be limited by restrictions under our existing or future debt agreements and competition from other coal producers. If we are unable to acquire coal reserves to replace the coal reserves we mine, our future production may decrease significantly and our operating results may be negatively affected.

Estimates of proven and probable reserves may vary substantially from actual results.

There are numerous uncertainties inherent in estimating quantities of proven and probable reserves, including many factors beyond our control. Estimates of economically proven and probable coal reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions. These include historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future coal prices, future operating costs, severance and excise taxes, development costs and reclamation costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of coal attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of future net cash flows expected from them prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and such variances will likely be material. As a result, you should not place undue reliance on the coal reserve data included herein.

A shortage of skilled labor in the mining industry could pose a risk to achieving optimal labor productivity and competitive costs, which could adversely affect our profitability.

Efficient coal mining using modern techniques and equipment requires skilled laborers, preferably with at least a year of experience and proficiency in multiple mining tasks. In the event the shortage of experienced labor continues or worsens or we are unable to train the necessary amount of skilled laborers, there could be an adverse impact on our labor productivity and costs and our ability to expand production and therefore have a material adverse effect on our earnings.

Defects in title or loss of any leasehold interests in our properties could limit our ability to conduct mining operations on these properties or result in significant unanticipated costs.

We conduct a significant part of our mining operations on properties that we lease. A title defect or the loss of any lease upon expiration of its term, upon a default or otherwise, could adversely affect our ability to mine the associated reserves and/or process the coal that we mine. Title to most of our owned or leased properties and mineral rights is not usually verified until we make a commitment to develop a property, which may not occur until after we have obtained necessary permits and completed exploration of the property. In some cases, we rely on title information or representations and warranties provided by our lessors or grantors. Our right to mine some of our reserves has in the past been, and may again in the future be, adversely affected if defects in title or boundaries exist or if a lease expires. Any challenge to our title or leasehold interests could delay the exploration and development of the property and could ultimately result in the loss of some or all of our interest in the property. Mining operations from time to time may rely on an expired lease that we are unable to renew. From time to time we also may be in default with respect to leases for properties on which we have mining operations. In such events, we may have to close down or significantly alter the sequence of such mining operations which may adversely affect our future coal production and future revenues. If we mine on property that we do not own or lease, we could incur liability for such mining. Also, in any such case, the investigation and resolution of title issues would divert management’s time from our business and our results of operations could be adversely affected.

In order to obtain leases or mining contracts to conduct our mining operations on property where these defects exist, we may in the future have to incur unanticipated costs. In addition, we may not be able to successfully negotiate new leases or mining contracts for properties containing additional reserves, or maintain our leasehold interests in properties where we have not commenced mining operations during the term of the lease. Some leases have minimum production requirements. Failure to meet those requirements could result in losses of prepaid royalties and, in some rare cases, could result in a loss of the lease itself.

The availability and reliability of transportation facilities and fluctuations in transportation costs could affect the demand for our coal or impair our ability to supply coal to our customers.

We depend upon barge, rail, and truck transportation systems to deliver coal to our customers. Disruptions in transportation services due to weather-related problems, mechanical difficulties, strikes, lockouts, bottlenecks, and other events could impair our ability to supply coal to our customers. As we do not have long-term contracts with transportation providers to ensure consistent and reliable service, decreased performance levels over longer periods of time could cause our customers to look to other sources for their coal needs. In addition, increases in transportation costs, including the price of gasoline and diesel fuel, could make coal a less competitive source of energy when compared to alternative fuels or could make coal produced in one region of the United States less competitive than coal produced in other regions of the United States or abroad. If we experience disruptions in our transportation services or if transportation costs increase significantly and we are unable to find alternative transportation providers, our coal mining operations may be disrupted, we could experience a delay or halt of production or our profitability could decrease significantly.

Extensive government regulations impose significant costs on our mining operations, and future regulations could increase those costs or limit our ability to produce and sell coal.

The coal mining industry is subject to increasingly strict regulation by federal, state and local authorities with respect to matters such as:

•                  limitations on land use;

•                  employee health and safety;

•                  mandated benefits for retired coal miners;

•                  mine permitting and licensing requirements;

•                  reclamation and restoration of mining properties after mining is completed;

•                  air quality standards;

•                  water pollution;

•                  protection of human health, plant life and wildlife;

•                  the discharge of materials into the environment;

•                  surface subsidence from underground mining; and

•                  the effects of mining on groundwater quality and availability.

In particular, federal and state statutes require us to restore mine property in accordance with specific standards and an approved reclamation plan, and require that we obtain and periodically renew permits for mining operations. If we do not make adequate provisions for all expected reclamation and other costs associated with mine closures, it could harm our future operating results. In addition, state and federal regulations impose strict standards for particulate matter emissions which may restrict our ability to develop new mines or could require us to modify our existing operations and increase our costs of doing business.

Federal and state safety and health regulation in the coal mining industry may be the most comprehensive and pervasive system for protection of employee safety and health affecting any segment of the U.S. industry. It is costly and time-consuming to comply with these requirements and new regulations or orders may materially adversely affect our mining operations or cost structure, any of which could harm our future results.

Under federal law, each coal mine operator must secure payment of federal black lung benefits to claimants who are current and former employees and contribute to a trust fund for the payment of benefits and medical expenses to claimants who last worked in the coal industry before July 1973. The trust fund is funded by an excise tax on coal production. If this tax increases, or if we could no longer pass it on to the purchaser of our coal under many of our long-term sales contracts, it could increase our operating costs and harm our results. New regulations that took effect in 2001 could significantly increase our costs related to contesting and paying black lung claims. If new laws or regulations increase the number and award size of claims, it could substantially harm our business.

The costs, liabilities and requirements associated with these and other regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. Failure to comply with these regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of cleanup and site restoration costs and liens, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting production from our operations. We may also incur costs and liabilities resulting from claims for damages to property or injury to persons arising from our operations. We must compensate employees for work-related injuries. If we do not make adequate provisions for our workers’ compensation liabilities, it could harm our future operating results. If we are pursued for these sanctions, costs and liabilities, our mining operations and, as a result, our profitability could be adversely affected.

The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or new judicial interpretations or administrative enforcement of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs. These regulations, if proposed and enacted in the future, could have a material adverse effect on our financial condition and results of operations.

We may be unable to obtain and renew permits necessary for our operations, which would reduce our production, cash flow and profitability.

Mining companies must obtain numerous permits that impose strict regulations on various environmental and safety matters in connection with coal mining. These include permits issued by various federal and state agencies and regulatory bodies. The permitting rules are complex and may change over time, making our ability to comply with the applicable requirements more difficult or even impossible, thereby precluding continuing or future mining operations. Private individuals and the public have certain rights to comment upon and otherwise engage in the permitting process, including through court intervention. Accordingly, the permits we need may not be issued, maintained or renewed, or may not be issued or renewed in a timely fashion, or may involve requirements that restrict our ability to conduct our mining operations. An inability to conduct our mining operations pursuant to applicable permits would reduce our production, cash flow, and profitability.